Exhibit 99.1

ClearThink 1 Acquisition Corp. Announces Pricing of $125,000,000 Initial Public Offering

Boca Raton, Florida – February 23, 2026 – ClearThink 1 Acquisition Corp. (NASDAQ: CTAAU) (the “Company”), a Cayman Islands exempted company, announced today that it priced its initial public offering of 12,500,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “CTAAU” beginning on February 24, 2026. Each unit consists of one (1) Class A ordinary share and one (1) right to receive one-fifth (1/5) of one Class A ordinary share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on NASDAQ under the symbols “CTAA” and “CTAAR”, respectively.

D. Boral Capital LLC is acting as sole book-running manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 1,875,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on February 25, 2026, subject to customary closing conditions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on February 13, 2026. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from D. Boral Capital LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 970-5150 or by email at dbccapitalmarkets@dboralcapital.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

Ruskin Moscou Faltischek, P.C. is acting as U.S. counsel for the Company and Ogier (Cayman) LLP is acting as Cayman Islands counsel for the Company. Sichenzia Ross Ference Carmel LLP is acting as counsel for the underwriters.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ClearThink 1 Acquisition Corp.

ClearThink 1 Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, it intends to focus on the financial services sector in the United States and other developed countries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Ari Brown

abrown@clearthinkspacs.com